Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-205303, No. 333-182823, No. 333-180493, No. 333-178700, No. 333-164575 and No. 333-180609) on Forms S-3, and registration statements (No. 333-210257, No. 333-182853 and No. 333-181477) on Forms S-8 of FORM Holdings Corp. (formerly Vringo, Inc.), of our report dated March 30, 2017, with respect to the consolidated balance sheets of FORM Holdings Corp. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the years then ended, which report appears in the December 31, 2016 annual report on Form 10-K of FORM Holdings Corp. and subsidiaries.

/s/ CohnReznick LLP

March 30, 2017
Jericho, New York